Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	FOR IMMEDIATE RELEASE MEMC ANNOUNCES FOURTH QUARTER & FULL YEAR RESULTS

St. Peters, MO, January 24, 2008 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the quarter and year ended December 31, 2007.

Summary of fourth quarter results:

•	Net sales of $535.9 million
•	Gross margin of $293.6 million (54.8% of net sales)
•	Operating income of $254.8 million (47.5% of net sales)
•	Cash and short-term investment balances of over $1.3 billion

The company reported fourth quarter 2007 net sales of $535.9 million, which represents an increase of 13.3% from third quarter 2007 net sales of $472.8 million, and an increase of 27.4% from fourth quarter 2006 net sales of $420.6 million. The increase in net sales was primarily the result of higher product volumes.

Gross margin in the quarter was $293.6 million, or 54.8% of net sales, compared to $238.8 million, or 50.5% of sales, in the 2007 third quarter and $203.3 million, or 48.3% of sales, in the 2006 fourth quarter. This represents sequential growth of 23% in gross margin dollars and 430 basis points as a percentage of net sales over the 2007 third quarter level and 44% growth in gross margin dollars and 650 basis points as a percentage of net sales over the 2006 fourth quarter. Increased product volumes were the primary driver of the increase in gross margin.

The company achieved operating income during the quarter of $254.8 million, or 47.5% of net sales. This compares to $200.1 million, or 42.3% of net sales, for the 2007 third quarter and $168.6 million, or 40.1% of net sales, for the 2006 fourth quarter. The 27% sequential improvement in operating income and 520 basis point improvement as a percentage of net sales was the result of higher gross margin, with operating expenses declining as a percentage of net sales. Operating expenses for the quarter were $38.8 million, or 7.2% of net sales, compared to $38.7 million, or 8.2% of sales, in the 2007 third quarter, and $34.7 million, or 8.3% of sales, in the 2006 fourth quarter.

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MEMC ELECTRONIC MATERIALS

Using an estimated effective cash tax rate of 15%, non-GAAP net income for the fourth quarter of 2007 was $400.4 million and non-GAAP diluted EPS was $1.72. Non-GAAP EPS includes a $0.75 per share benefit relating to an increase in the valuation of the Suntech warrants. Because the value of the Suntech warrant may vary significantly from quarter to quarter, the company believes excluding its effect for non-GAAP EPS comparisons provides a more transparent view of the company’s operating results. Excluding the Suntech warrants, non-GAAP EPS increased by 24% over the previous quarter. See non-GAAP reconciliation information at the end of this press release following the financial statement tables. Net income for the fourth quarter, using a book tax rate of 20.1%, was $376.4 million and GAAP diluted EPS was $1.62, which includes an $0.88 per share benefit relating to an increase in the valuation of the Suntech warrants.

During the fourth quarter, the company generated operating cash flow of $238.5 million, or 44.5% of sales. Capital expenditures for the quarter totaled $103.3 million, or 19.3% of sales. Free cash flow (operating cash flow minus capital expenditures) was $135.2 million or 25.2% of sales. MEMC ended the fourth quarter with cash and short-term investments growing to over $1.3 billion, compared to $1.2 billion at the end of the third quarter.

For the year ended December 31, 2007, the company’s net sales increased by 25% to $1.92 billion, compared to $1.54 billion in 2006. Gross margin increased by 45% to $1.0 billion, or 52.1% of net sales in 2007, compared to $689.0 million, or 44.7% of net sales in 2006. Operating income increased by 52% to $849.9 million, or 44.2% of sales, compared to $558.3 million, or 36.2% of sales in 2006.

MEMC generated operating cash flow of $917.2 million in 2007, or 47.7% of net sales, and free cash flow of $640.8 million, or 33.3% of net sales. This enabled the company to grow cash and short-term investment balances by $730.9 million to over $1.3 billion. Capital expenditures in 2007 totaled $276.4 million, or 14.4% of net sales, compared to $148.4 million in 2006.

“MEMC delivered strong results in the fourth quarter, including sales growth of 13% over the previous quarter and 27% over the year-ago quarter,” said Nabeel Gareeb, MEMC’s chief executive officer. “Along with this strong sales growth, MEMC also grew gross profit by 23% from the third quarter, operating profit by 27% and non-GAAP EPS, excluding the benefit of the Suntech warrants, by 24%. Free cash flow generation also continues to be very strong at over 25% as a percentage of net sales.”

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MEMC ELECTRONIC MATERIALS

“MEMC had a strong 2007 with a number of significant achievements, including growing revenue to more than $1.9 billion and non-GAAP EPS to $3.25, excluding the $0.80 per share benefit from the Suntech warrants. Our financial performance and profitability improved significantly in almost every category in 2007, with the company growing revenue by approximately 25%, gross margin by over 45%, operating profit by over 52% and non-GAAP EPS, excluding the Suntech warrants, by over 60%. Other significant accomplishments include:

-	Shipping our first wafers for solar applications
-	Doubling our solar contract total to approximately $15-$18 billion over the next 10 years
-	Increasing our annual polysilicon capacity to over 6,000 metric tons
-	Increasing 300mm capacity to over 350,000 wafers per month
-	Continuing to achieve a return on assets over 25%
-	Increasing cash and short-term investment balances to over $1.3 billion
-	Implementing a share repurchase program
-	Being added to the S&P 500 Index.”

First Quarter & Full Year 2008 Outlook

“Demand indications from semiconductor application customers are mixed, but demand from solar application customers continues to be strong. Based on customer input, we are targeting first quarter 2008 sales to be approximately $560 million. In addition, we are targeting margins to be approximately flat to slightly up compared to the exceptional fourth quarter. Operating expenses are targeted to be approximately $42 million as a result of the timing of stock compensation expenses within 2008.”

“For the full year 2008, we have established the following targets based on market indicators, customer indications and our projected expansion plans:

-	Revenue of approximately $2.4-$2.5 billion
-	Non-GAAP EPS of approximately $4.50-$4.60 based on a cash tax rate of approximately 15%, and excluding any change in the Suntech warrant valuation
-	Capital expenditures of approximately 15% of sales
-	Operating expenses of approximately $160-$165 million.”

“These targets would represent sales growth of 25%-30% and non-GAAP EPS growth (excluding the Suntech warrants) of approximately 40%, assuming a reasonably healthy demand environment for the semiconductor and solar markets with no significant economic issues during 2008. We are also still targeting to achieve 8,000 metric tons of annualized polysilicon capacity by the end of this year,” concluded Gareeb.

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MEMC ELECTRONIC MATERIALS

Conference Call

MEMC will host a conference call today, January 24, 2008, at 5:30 p.m. ET to discuss the company’s fourth quarter and full year results and related business matters. A live webcast will be available on the company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:30 p.m. ET on January 24, 2008, until 11:59 p.m. ET on February 1, 2008. To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 907917. A replay will also be available until 11:59 p.m. ET on February 1, 2008 on the company’s web site at www.memc.com.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

Certain matters discussed in this news release are forward-looking statements, including that first quarter 2008 sales are targeted to be approximately $560 million, margins are targeted to be flat to slightly up compared to the fourth quarter of 2007 and operating expenses are targeted to be approximately $42 million; that for the full year of 2008, we have established targets for revenues of approximately $2.4-$2.5 billion, non-GAAP EPS of approximately $4.50-$4.60 based on a cash tax rate of approximately 15% and excluding any change in the Suntech warrant valuation, capital expenditures of approximately 15% of sales and operating expenses of approximately $160-$165 million; that the 2008 targets would represent sales growth of 25%-30% and non-GAAP EPS growth (excluding the Suntech warrants) of approximately 40%; and that we have targeted to achieve 8,000 metric tons of annualized polysilicon capacity by the end of 2008. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors as well as polysilicon;

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customer acceptance of our new products; utilization of manufacturing capacity; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment for both silicon wafers and polysilicon; supply chain difficulties or problems; interruption of production; delays in capacity expansion; assumptions underlying management’s financial estimates; general economic conditions; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in the composition of worldwide taxable income; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$535.9	$472.8	$420.6	$1,921.8	$1,540.6
Cost of goods sold	242.3	234.0	217.3	921.3	851.6
Gross margin	293.6	238.8	203.3	1,000.5	689.0

Operating expenses:
Marketing and administration	28.3	28.8	25.9	111.3	94.9
Research and development	10.5	9.9	8.8	39.3	35.8
Operating income	254.8	200.1	168.6	849.9	558.3

Nonoperating (income) expense:
Interest expense	0.3	0.5	0.4	1.4	2.4
Interest income	(14.0)	(12.1)	(6.2)	(45.0)	(14.6)
Gain on fair value of warrant	(204.7)	(9.3)	(21.3)	(220.8)	(18.9)
Other, net	1.0	0.1	(0.8)	2.5	(1.1)
Total nonoperating (income) expense	(217.4)	(20.8)	(27.9)	(261.9)	(32.2)
Income before income tax expense and minority interests	472.2	220.9	196.5	1,111.8	590.5
Income tax expense	94.8	69.7	66.0	282.2	214.8
Income before minority interests	377.4	151.2	130.5	829.6	375.7
Minority interests	(1.0)	0.3	(1.5)	(3.4)	(6.4)
Net income	$376.4	$151.5	$129.0	$826.2	$369.3

Basic income per share	$1.65	$0.67	$0.58	$3.66	$1.66
Diluted income per share(1)	$1.62	$0.65	$0.56	$3.56	$1.61

Weighted-average shares used in computing basic income per share	228.2	225.0	222.7	225.6	222.1
Weighted-average shares used in computing diluted income per share	232.5	232.3	230.3	232.3	229.7

(1) The sum of quarterly EPS amounts may be different than year-to-date amounts as a result of the impact of variations in shares outstanding due to timing of stock option exercises and treasury stock repurchases and rounding differences.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$859.3	$527.5
Short-term investments	457.1	58.0
Accounts receivable, net	197.9	199.0
Inventories	36.4	80.2
Prepaid and other current assets	38.8	34.8
Total current assets	1,589.5	899.5
Property, plant and equipment, net	834.0	603.5
Deferred tax assets, net	89.3	119.5
Other assets	374.4	143.0
Total assets	$2,887.2	$1,765.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$5.3	$5.0
Accounts payable	168.3	125.4
Accrued liabilities	40.8	31.9
Accrued wages and salaries	31.9	32.8
Customer deposits	122.0	8.4
Income taxes payable	75.9	54.3
Total current liabilities	444.2	257.8
Long-term debt, less current portion	25.6	29.4
Pension and post-employment liabilities	60.6	85.2
Deferred revenue	81.4	68.1
Other liabilities	204.6	119.5
Total liabilities	816.4	560.0
Minority interests	35.8	38.6
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	2.3	2.2
Additional paid-in capital	358.0	242.5
Retained earnings	1,760.5	933.8
Accumulated other comprehensive income (loss)	29.8	(7.4)
Treasury stock	(115.6)	(4.2)
Total stockholders’ equity	2,035.0	1,166.9
Total liabilities and stockholders’ equity	$2,887.2	$1,765.5

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$376.4	$151.5	$129.0	$826.2	$369.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20.8	20.7	18.7	80.7	70.2
Minority interests	1.0	(0.3)	1.5	3.4	6.4
Stock-based compensation	7.4	8.5	7.1	31.1	19.0
Gain on fair value of warrant	(204.7)	(9.3)	(21.3)	(220.8)	(18.9)
Customer deposits	(11.1)	51.7	(5.8)	35.7	6.8
Working capital and other	48.7	43.8	23.2	160.9	75.0
Net cash provided by operating activities	238.5	266.6	152.4	917.2	527.8

Cash flows from investing activities:
Proceeds from sales and maturities of investments	46.8	2.9	15.8	93.2	32.2
Purchases of investments	(348.8)	(13.2)	(44.4)	(506.4)	(62.0)
Capital expenditures	(103.3)	(71.3)	(51.6)	(276.4)	(148.4)
Other	0.2	0.5	—	0.7	4.0
Net cash used in investing activities	(405.1)	(81.1)	(80.2)	(688.9)	(174.2)

Cash flows from financing activities:
Net repayments on short-term borrowings	—	—	—	—	(13.2)
Proceeds from refundable customer deposits related to long-term supply agreements	3.5	48.1	16.0	115.3	37.3
Principal payments on long-term debt	(2.7)	—	(2.5)	(5.2)	(5.3)
Excess tax benefits from stock-based compensation arrangements	7.5	4.4	9.4	40.0	10.5
Dividend to minority interest	—	—	—	(6.2)	(5.6)
Common stock repurchased	(62.9)	(43.5)	—	(111.2)	—
Proceeds from issuance of common stock	17.4	8.4	10.9	44.2	17.1
Net cash provided by financing activities	(37.2)	17.4	33.8	76.9	40.8

Effect of exchange rate changes on cash and cash equivalents	10.8	12.6	3.1	26.6	6.6

Net (decrease) increase in cash and cash equivalents	(193.0)	215.5	109.1	331.8	401.0
Cash and cash equivalents at beginning of period	1,052.3	836.8	418.4	527.5	126.5
Cash and cash equivalents at end of period	$859.3	$1,052.3	$527.5	$859.3	$527.5

Reconciliation of GAAP Net Income and Diluted EPS

to non-GAAP Net Income and Diluted EPS

(Unaudited; In millions, except per share data)

	Twelve Months Ended				Three Months Ended

	December 31,		December 31,		December 31,		September 30,
	2007		2006		2007		2007
	Net Income	EPS	Net Income	EPS	Net Income	EPS	Net Income	EPS
GAAP	$826.2	$3.56	$369.3	$1.61	$376.4	$1.62	$151.5	$0.65
Cash Tax Difference*	115.4	0.49	102.6	0.45	24.0	0.10	36.6	0.16
Non-GAAP	$941.6	$4.05	$471.9	$2.06	$400.4	$1.72	$188.1	$0.81
Less: Warrants at Cash Tax Rate	187.7	0.80	15.3	0.07	174.0	0.75	7.9	0.03
Non-GAAP Excluding Warrants	$ 753.9	$ 3.25	$ 456.6	$ 1.99	$ 226.4	$ 0.97	$ 180.2	$ 0.78

Book tax rate	25%		36%		20%		32%
Estimated cash tax rate	15%		19%		15%		15%

* Our estimated cash tax rate is the estimated tax payable on our tax returns as a percentage of estimated annual pre-tax book income. The annual cash tax rate is estimated quarterly by reference to book taxable income and then taking into account temporary book/tax differences and any tax basis items reflected on our annual tax returns. The company uses an estimated cash tax rate to adjust for the historical variation in the effective book tax rate associated with the reversal of valuation allowances, foreign tax credits and loss carry-forwards that are not tied to actual operating results, because the company believes that the cash tax rate provides a more transparent view of the company’s operating results.

The projected non-GAAP EPS provided in our full year 2008 outlook is based on a 15% cash tax rate and excludes any effects relating to a change in the valuation of the Suntech warrants. Reconciliation to projected GAAP EPS numbers cannot be made at this time because the information necessary to calculate this number is not now available to the company.